Exhibit 99.1

DaVita to Acquire DSI Renal, Inc.

Denver, CO, February 4, 2011 – DaVita Inc. (NYSE: DVA), announced that it has entered into a definitive agreement to acquire DSI Renal, Inc. (“DSI”), for approximately $690 million, subject to adjustments. The company expects to close the transaction in the second or third quarter of this year.

Completion of the transaction is subject to customary closing conditions including Hart-Scott-Rodino antitrust clearance. DaVita anticipates that the company will have to divest some centers as a condition of the transaction.

DSI currently operates 106 dialysis centers serving approximately 8,000 patients. DSI’s current annualized revenue is approximately $360 million.

Kent Thiry, Chairman and CEO of DaVita stated, “We look forward to joining the dedicated teammates and physicians associated with DSI in continuing to provide quality care to ESRD patients. This acquisition introduces us to several new geographies and makes us a more effective competitor in selected areas. Through this acquisition we will be able to bring the broader line of DaVita chronic kidney disease services to DSI patients. These services will be beneficial for patients, physicians, payors, and taxpayers in providing more effective care and helping to reduce costs to the health care system.“

Leif Murphy, President and CEO of DSI commented, “DaVita has always shared DSI’s commitment to improving the quality of life of our patients and to providing high quality care. We believe that combining with DaVita in today’s complex healthcare environment will help us take our operations to the next level and greatly benefit our patients and staff. ”

Credit Suisse served as a financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP served as a legal advisor to DaVita on the transaction.

DaVita will discuss further details of this transaction on its fourth quarter earnings conference call scheduled for Thursday, February 10, 2011; at 5:00 p.m. EST. The dial-in number for this call is 800-399-4406 and a webcast can be accessed at www.davita.com or www.fulldisclosure.com. Investors who are unable to listen to the DaVita conference call will be able to access a replay via our website at www.davita.com.

Forward Looking Statements

This release may contain forward-looking statements, within the meaning of the federal securities laws. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. Factors which could impact future results include the uncertainties associated with our ability to complete any acquisition, merger or disposition that we might be considering or announce, or integrate and successfully operate any business we may acquire, and the other risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent quarterly reports filed on Form 10-Q. Any forward-looking statements should be considered in light of these risks and uncertainties. We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

About DaVita

DaVita Inc., a Fortune 500(R) company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of September 30, 2010, DaVita operated or provided administrative services at 1,598 dialysis facilities, serving approximately 124,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.

Contact Information

Investors:

Jim Gustafson

310-536-2585

Jim.Gustafson@davita.com

Media:

Skip Thurman

303-405-2296

Skip.Thurman@davita.com